As filed with the Securities and Exchange Commission on June 13, 2008     Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Kinetic Concepts, Inc.
(Exact name of registrant as specified in its charter)
Texas (State or other jurisdiction of incorporation or organization)	74-1891727 (I.R.S. Employer Identification No.)
8023 Vantage Drive San Antonio, Texas (Address of Principal Executive Offices)	78230 (Zip Code))

KINETIC CONCEPTS, INC. 2008 OMNIBUS STOCK INCENTIVE PLAN
(Full title of the plan)

Stephen D. Seidel, Esq.
Sr. Vice President, General Counsel and Secretary
Kinetic Concepts, Inc.
8023 Vantage Drive
San Antonio, TX 78230
 (Name and address of agent For service)

(210) 524-9000
(Telephone number, including area code, of agent for service)

Copies to:
Charles W. Mulaney, Jr., Esq. Skadden, Arps, Slate, Meagher & Flom LLP 333 West Wacker Drive, Suite 2300 Chicago, IL 60606 (312) 407-0700	William J. McDonough, Jr., Esq. Cox Smith Matthews Incorporated 112 E. Pecan Street, Suite 1800 San Antonio, Texas 78205 (210) 554-5500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer [X]	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(3)(4)
Common Stock, $0.001 par value	11,477,662	$42.63	$489,292,731	$19,230

(1)
Represents 6,125,000 shares of common stock plus the shares of common stock that could otherwise be returned to the Registrant’s 2003 Non-Employee Directors’ Stock Plan (the “2003 Plan”) or 2004 Equity Plan (the “2004 Plan”).  Pursuant to the terms of the Kinetic Concepts, Inc. 2008 Omnibus Stock Incentive Plan (the “2008 Plan”), if an award issued under the 2004 Plan or 2003 Plan expires, or is cancelled, forfeited or terminated and the shares of common stock subject to such award are no longer issuable or are returned to the Registrant, such shares shall be available for issuance in connection with future awards granted under the 2008 Plan.  As of May 20, 2008, an aggregate of 5,352,662 shares of common stock were subject to outstanding awards under the 2004 Plan and 2003 Plan.  Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued under the 2008 Plan as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act.  The price is based upon the average of the high and low sales prices per share of common stock of Kinetic Concepts, Inc. on June 10, 2008, as reported on the New York Stock Exchange.

(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933 as follows: Proposed maximum aggregate offering price multiplied by 0.0000393.

(4)
Pursuant to Rule 457(p) under the Securities Act of 1933, the registration fee of $19,230 is offset by an aggregate of $6,595 registration fees previously paid by the Registrant, consisting of (a) $782 previously paid by the Registrant with respect to 126,826 shares of common stock that had been registered for issuance under the 2003 Plan on the Registrant’s Registration Statement on Form S-8 (File No. 333-115254) filed with the Securities and Exchange Commission on May 7, 2004 (the “2003 Plan Registration Statement”) and (b) $5,813 previously paid by the Registrant with respect to 1,127,200 shares of common stock that had been registered for issuance under the 2004 Plan on the Registrant’s Registration Statement on Form S-8 (File No. 333-114010) filed with the Securities and Exchange Commission on March 29, 2004 (the “2004 Plan Registration Statement”), but which in each case have not been issued and are not subject to outstanding awards under the 2003 Plan or 2004 Plan, as applicable. Contemporaneously with the filing of this registration statement, a post-effective amendment to each of the 2003 Plan Registration Statement and the 2004 Plan Registration Statement is being filed to deregister such shares of common stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Kinetic Concepts, Inc. (the “Registrant” or “KCI”) has sent or given or will send or give the documents containing the information specified by Part I of this Registration Statement on Form S-8 to participants in the 2008 Omnibus Stock Incentive Plan (the “Plan”), in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act.  Such documents are not required to be, and the Registrant is not filing such documents, with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

 The following documents filed with the Commission by the Registrant, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2007, filed on February 26, 2008;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, filed on May 2, 2008;

(c)	The Registrant’s Current Reports on Form 8-K, filed on April 7, 2008; April 22, 2008; May 23, 2008; and June 2, 2008; and

(d)
The description of Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A dated February 18, 2004, and any other amendment or report filed for the purpose of updating such description.

      All reports and definitive proxy or information statements filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

  Not applicable.

Item 5.  Interests of Named Experts and Counsel

  The validity of the shares of the Registrant’s Common Stock registered hereby has been passed upon for us by Cox Smith Matthews Incorporated, San Antonio, Texas. A copy of this opinion is attached as Exhibit 5.1 to this Registration Statement.

Item 6.  Indemnification of Directors and Officers

  The following summary is qualified in its entirety by reference to the Texas Business Corporation Act (the “TBCA”), the Registrant’s Restated Articles of Incorporation, as amended, and the Registrant’s Fourth Amended and Restated By-Laws, each of which contain provisions for indemnification of KCI’s directors and officers.

  Article 2.02-1 of the TBCA provides generally that a person sued as a director, officer, employee or agent of a corporation, or while serving at the request of the corporation as a director, officer, partner, employee, agent, or similar functionary of another enterprise, may be indemnified by the corporation against judgments, penalties, fines, settlements and reasonable expenses if it is determined that such person has conducted himself in good faith and reasonably believed, in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation’s best interests, and in all other cases, that his conduct was at least not opposed to the corporation’s best interests and, in the case of any criminal proceeding, that such person had no reasonable cause to believe his conduct was unlawful. The TBCA provides that a corporation may advance expenses incurred by an officer or director in defending a suit or other similar proceeding. A Texas corporation is also permitted to indemnify and advance expenses to officers, employees and agents who are not directors to such extent as may be provided by its articles of incorporation, by-laws, action of board of directors, a contract, or required by common law. Indemnification of a person found liable to the corporation or found liable on the basis that personal benefit was improperly received by him is limited to reasonable expenses actually incurred by the person in connection with the proceeding and shall not be made if the person is found liable for willful or intentional misconduct in the performance of his duty to the corporation. Indemnification is mandatory, however, in the case of such person being wholly successful, on the merits or otherwise, in the defense of the proceeding.

  Article 2.02-1 of the TBCA also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee agent or similar functionary of another entity or enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under Article 2.02-1.

  Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, or TMCLA, provides that a corporation’s articles of incorporation may limit or eliminate a director’s liability for monetary damages to the corporation or its shareholders for an act or omission in the director’s capacity as a director, except that no limitation or elimination of liability is permitted to the extent the director is found liable for a breach of the duty of loyalty, an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, a transaction involving an improper personal benefit to the director, or an act or omission for which liability is expressly provided by an applicable statute.

  Similarly, Article Eight of KCI’s articles of incorporation states that, to the extent permitted by the TBCA and/or the TMCLA, as each is currently in effect or as each may be hereinafter modified, a director of KCI shall not be personally liable to KCI or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except for liability for (a) a breach of the director’s duty of loyalty to KCI or its shareholders, (b) an act or omission not in good faith that constitutes a breach of duty of the director to KCI or an act or omission that involves intentional misconduct or a knowing violation of the law, (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (d) an act or omission for which the liability for the director is expressly provided for by statute.

  Article Twelve of KCI’s articles of incorporation states that KCI shall indemnify its directors to the fullest extent provided by the TBCA.

  Article VIII, Section 2 of KCI’s by-laws provides that, KCI shall indemnify a person who was, is or is threatened to be made a name defendant or respondent in a proceeding because the person is or was a director only if it is determined, in accordance with the by-laws, that the person (a) conducted himself or herself in good faith; (b) reasonably believed: (1) in the case of conduct in the official capacity as a director of KCI, that the conduct was in KCI’s best interests, and (ii) in all other cases, that the conduct was at least not opposed to KCI’s best interests; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

  Article VIII, Section 10 of KCI’s by-laws provides that KCI will advance expenses to a present director after KCI receives a written affirmation by such director of a good faith belief that the standard of conduct necessary for indemnification under the by-laws has been met and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that the director has not met that standard or if it is ultimately determined that indemnification of the director against such expenses is otherwise prohibited by the by-laws. In addition, KCI may indemnify and advance expenses to a former director or officer, or a present or former employee or agent of KCI on any terms the board of directors considers appropriate.

  Article VIII, Section 16 of KCI’s by-laws provides that KCI’s board of directors may cause KCI to purchase and maintain insurance on behalf of any present or past director, officer, employee or agent (including any such person who is serving, at KCI’s request, in a similar or related capacity for another entity), insuring against any liability asserted against such person incurred in the capacity of such position or arising out of such status, regardless of whether KCI would have the power to indemnify such person.

  KCI maintains directors’ and officers’ liability insurance and intends to continue to maintain this insurance in the future.

  In addition, KCI has entered into an indemnity agreement with each of KCI’s directors and executive officers pursuant to which KCI has agreed to indemnify each director and executive officer who is, or is threatened to be made, a party to any proceeding because the person is or was one of KCI’s directors, officers or agents, to the fullest extent permitted by Texas law from and against any expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

Item 7.  Exemption From Registration Claimed

              Not applicable.

Item 8.  Exhibits

Exhibit No.	Description of Exhibit

4.1	Specimen Common Stock Certificate (filed as Exhibit 4.3 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1, filed on February 2, 2004, as thereafter amended).

5.1	Opinion of Cox Smith Matthews Incorporated regarding the legality of the securities being registered.

23.1	Consent of Cox Smith Matthews Incorporated (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, independent accountants of the Registrant.

24.1	Power of Attorney (included on signature page).

99.1	Kinetic Concepts, Inc. 2008 Omnibus Stock Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on May 23, 2008).

Item 9.  Undertakings

1. The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

	(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b)
That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)
That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on this 13th day of June 2008.

Kinetic Concepts, Inc.

By:	/s/ Catherine M. Burzik
Catherine M. Burzik
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Catherine M. Burzik and Martin J. Landon, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement on Form S-8 filed herewith, including post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Catherine M. Burzik Catherine M. Burzik	Director, President and Chief Executive Officer (Principal Executive Officer)	June 13, 2008
/s/ Martin J. Landon Martin J. Landon	Senior Vice President and Chief Financial Officer (Principal Financial Officer & Principal Accounting Officer)	June 13, 2008
_________________________ Ronald W. Dollens	Chairman of the Board of Directors
/s/ James R. Leininger, M.D. James R. Leininger, M.D.	Director	June 13, 2008

/s/ John P. Byrnes John P. Byrnes	Director	June 13, 2008
/s/ Woodrin Grossman Woodrin Grossman	Director	June 13, 2008
/s/ Harry R. Jacobson Harry R. Jacobson, M.D.	Director	June 13, 2008
______________________ N. Colin Lind	Director
/s/ David J. Simpson David J. Simpson	Director	June 13, 2008
/s/ C. Thomas Smith C. Thomas Smith	Director	June 13, 2008
/s/ Donald E. Steen Donald E. Steen	Director	June 13, 2008

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Specimen Common Stock Certificate (filed as Exhibit 4.3 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1, filed on February 2, 2004, as thereafter amended).

5.1	Opinion of Cox Smith Matthews Incorporated regarding the legality of the securities being registered.

23.1	Consent of Cox Smith Matthews Incorporated (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, independent accountants of the Registrant.

24.1	Power of Attorney (included on signature page).

99.1	Kinetic Concepts, Inc. 2008 Omnibus Stock Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on May 23, 2008).